EXHIBIT 99.1

Atrion Reports Third Quarter 2022 Results

ALLEN, Texas, Nov. 08, 2022 (GLOBE NEWSWIRE) -- Atrion Corporation (NASDAQ: ATRI) today announced its results for the third quarter ended September 30, 2022.

Revenues for the third quarter of 2022 totaled $44.6 million compared to $42.9 million for the same period in 2021. For the quarter ended September 30, 2022, operating income was $9.6 million, up $125 thousand over the comparable 2021 period, and net income was $8.8 million, up $562 thousand over the same period in 2021. Third quarter 2022 diluted earnings per share were $4.94 compared to $4.58 for the third quarter of 2021.

Commenting on the results for the third quarter of 2022 compared to the prior year period, David Battat, President and CEO, stated, “Even with the impact of Hurricane Ian, revenues were up 4%, resulting in the highest revenues of any third quarter in our history. Net income and earnings per share were up by 7% and 8%, respectively. Continuing manufacturing cost increases lowered gross profit margins in the quarter from 42% to 40%."

Mr. Battat continued, “Thankfully, our employees and our Florida facility were not harmed by the hurricane, but $1.7 million in products scheduled for shipment from that facility the last week of the just ended quarter did not ship until October because trucking companies did not make scheduled pickups in the days leading up to the storm. We also incurred costs due to shutting down that facility for almost three days to ensure the safety of our employees.”

Updating expectations for the second half of 2022, Mr. Battat stated, “Our international customers are expressing greater concern about a severe recession in Europe, especially in light of inflationary pressures from winter energy prices. These customers have cautioned they may push out orders previously scheduled to ship at the end of this year into 2023. We expect revenues and operating income will still show gains, but at lower than previously projected levels.”

Mr. Battat concluded, “Cash and short and long term investments totaled $58.6 million at September 30, 2022 after our purchase of 8,577 shares of the Company’s stock during the third quarter at an average price of $593.46. We remain debt free.”

Atrion Corporation develops and manufactures products primarily for medical applications. The Company’s website is www.atrioncorp.com.

Statements in this press release that are forward looking are based upon current expectations and actual results or future events may differ materially.  Such statements include, but are not limited to, the Company’s expectations regarding revenues and operating income. Words such as "expects," "believes," "anticipates," "forecasts," "intends," "should", "plans," "will" and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements contained herein involve numerous risks and uncertainties, and there are a number of factors that could cause actual results or future events to differ materially, including, but not limited to, the following: the risk that the COVID-19 pandemic continues to lead to material delays and cancellations of, or reduced demand for, procedures in which our products are utilized; curtailed or delayed capital spending by hospitals and other healthcare providers; disruption to our supply chain; closures of our facilities; delays in training; delays in gathering clinical evidence; diversion of management and other resources to respond to the COVID-19 outbreak; the impact of global and regional economic and credit market conditions on healthcare spending; the risk that the COVID-19 virus continues to disrupt local economies and to cause economies in our key markets to enter prolonged recessions; changing economic, market and business conditions; acts of war or terrorism; the effects of governmental regulation; the impact of competition and new technologies; slower-than-anticipated introduction of new products or implementation of marketing strategies; implementation of new manufacturing processes or implementation of new information systems; our ability to protect our intellectual property; changes in the prices of raw materials; changes in product mix; intellectual property and product liability claims and product recalls; the ability to attract and retain qualified personnel; and the loss of, or any material reduction in sales to, any significant customers. In addition, assumptions relating to budgeting, marketing, product development and other management decisions are subjective in many respects and thus susceptible to interpretations and periodic review which may cause us to alter our marketing, capital expenditures or other budgets, which in turn may affect our results of operations and financial condition. The foregoing list of factors is not exclusive, and other factors are set forth in the Company's filings with the Securities and Exchange Commission. The forward-looking statements in this press release are made as of the date hereof, and we do not undertake any obligation, and disclaim any duty, to supplement, update or revise such statements, whether as a result of subsequent events, changed expectations or otherwise, except as required by applicable law.

Contact:

Jeffery Strickland
Vice President and Chief Financial Officer
(972) 390-9800

ATRION CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenues	$44,631	$42,855	$140,651	$124,716
Cost of goods sold	26,978	25,065	82,921	72,720
Gross profit	17,653	17,790	57,730	51,996
Operating expenses	8,050	8,312	26,848	23,792
Operating income	9,603	9,478	30,882	28,204

Interest and dividend income	210	281	639	680
Other investment income (loss)	764	(173)	216	852
Other income	7	--	92	67
Income before income taxes	10,584	9,586	31,829	29,803
Income tax provision	(1,745)	(1,309)	(5,143)	(4,875)
Net income	$8,839	$8,277	$26,686	$24,928

Income per basic share	$4.95	$4.59	$14.89	$13.71

Weighted average basic shares outstanding	1,786	1,803	1,793	1,818

Income per diluted share	$4.94	$4.58	$14.86	$13.68

Weighted average diluted shares outstanding	1,788	1,806	1,796	1,822

ATRION CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands)

	Sept. 30,	Dec. 31,
ASSETS	2022	2021
	(Unaudited)
Current assets:
Cash and cash equivalents	$27,125	$32,264
Short-term investments	20,296	29,059
Total cash and short-term investments	47,421	61,323
Accounts receivable	22,038	21,023
Inventories	59,624	50,778
Prepaid expenses and other	3,598	3,447
Total current assets	132,681	136,571
Long-term investments	11,133	19,423
Property, plant and equipment, net	115,113	97,972
Other assets	13,027	13,298

	$271,954	$267,264

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	17,879	13,346
Line of credit	--	--
Other non-current liabilities	7,800	9,622
Stockholders’ equity	246,275	244,296

	$271,954	$267,264